Exhibit 99.1

Autoliv Demonstrates Real Life Safety and Sets End of Decade Targets

(Stockholm, Sweden, October 1, 2015) — At its Capital Markets Day, October 1-2, Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, outlines its strategy for further growth, demonstrates real life safety and sets end of decade targets. The Company also reiterates its existing long-term targets.

“Our mission is to be the leading supplier of safety systems for the future car, well integrated with autonomous driving. Today, at our capital markets day, we bring our mission to life by demonstrating world leading automotive safety solutions designed to save hundreds of thousands of lives in the years to come”, said Jan Carlson, Chairman, President and CEO of Autoliv.

“We further outline targets for the end of the decade, which will drive our Company to deliver strong growth and improved margins”, he continued.

The Company’s end of decade targets are:

•	To reach $12 billion in sales, indicating an annual growth rate of around 7%. Of the $12 billion in sales, around $9 billion are expected to come from the passive safety business segment and around $3 billion from the electronics business segment.

•	To expand its current passive safety market share from 39%.

•	To improve margins in the electronics segment to reach the long-term corporate margin target range, while at least maintaining the current margin level in the passive safety segment.

•	To grow Earnings Per Share (EPS) faster than the targeted sales growth.

The end of decade targets include the effects from the recent acquisition of MACOM’s automotive business and planned joint venture in brake control systems with Nissin Kogyo, which is expected to close in early 2016.

Autoliv’s end of decade sales target is $12 billion. The Company further has an ambition to potentially reach up to $15 billion in sales by the end of the decade, if it is successful in taking advantage of potential additional market and acquisition opportunities.

The Company expects that its current combined passive safety and electronics market should grow by approximately 6% annually to around $31 billion in 2019. Through its planned joint venture with Nissin Kogyo, Autoliv is also entering the market for brake control systems, which is estimated to be worth more than $13 billion at the end of 2019. In the same period the global light vehicle production (LVP) is predicted by IHS to grow around 3% annually.

Autoliv’s long-term financial targets remain unchanged:

•	To grow organic sales at least in line with its market,

•	To have an operating margin* of 8-9% over the business cycles,

•	To grow EPS* faster than organic sales growth, and

•	To have a debt policy with a net debt to EBITDA ratio of around 1x and to be within a range of 0.5 – 1.5x

*	excluding antitrust related costs

Autoliv Inc. World Trade Center Klarabergsviadukten 70, section C6 P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com

The Company further expects its restructuring costs to return to a normalized level averaging around 30 bps of sales from 2016 onward, down significantly from the 2015 estimate of more than $90 million.

In support of continued growth and technological leadership in its rapidly growing active safety business the Company expects its RD&E (net) expense in the near-term to remain at the level of 6 - 6.5% of sales. The long term expectation continues to be for RD&E (net) to be in the range of 5 - 6% of sales.

For the period from 2015 to the end of the decade Autoliv expects to grow its earnings per share faster than the targeted sales growth. The faster EPS growth will be achieved through improved margins and repurchases of the Company’s own shares or mergers and acquisitions.

At the event Autoliv demonstrates its world leading active safety portfolio including mono and stereovision solutions based on its own software platforms and algorithms, various radar solutions, an industry first ADAS domain controller and infrared solutions for night vision. On display is also brake control systems from the planned joint venture with Nissin Kogyo, GPS based products from the recently acquired automotive business from MACOM and the sensing ZForce steering wheel produced in cooperation with Neonode. All together the broad and deep portfolio shows how Autoliv goes beyond ratings and regulations to achieve real life safety which helps car manufacturers to produce vehicles that deliver real functionality on the road.

“Increasingly, active safety is becoming a systems business. Our strategy is to be the leading system supplier in active safety, delivering the hardware and software needed to build the world’s safest cars. Together with our expanding market leadership in passive safety we are the leader in providing the total safety solutions for the future”, said Mr. Carlson.

Inquiries:

Ray Pekar, Vice President Investor Relations Americas.	Tel +1 248 475 0427

Thomas Jönsson, Group Vice President Communications.	Tel +46 (0)8 58 72 06 27

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 60,000 employees in 28 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2014 amounted to US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Non-U.S. GAAP measures

In this press release we refer to non-U.S. GAAP measures such as organic sales, operating margin excluding antitrust costs, EPS excluding antitrust costs and net debt to EBITDA.

Autoliv Inc. World Trade Center Klarabergsviadukten 70, section C6 P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth decline, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; the closing of the transaction with Nissin Kogyo; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc. World Trade Center Klarabergsviadukten 70, section C6 P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com